Exhibit 99.1

Zosano Pharma Announces Pricing of Private Placement of

Common Stock and Warrants

FREMONT, CA, August 16, 2016 – Zosano Pharma Corporation (NASDAQ: ZSAN), a CNS company focused on providing rapid symptom relief to patients using the Company’s proprietary intracutaneous delivery system, today announced that it has entered into a securities purchase agreement to sell shares of its common stock and warrants to purchase shares of its common stock at a price of $1.57per unit in a private placement. This financing will generate aggregate gross proceeds at closing of approximately $7.5 million from the sale of the units, before deducting placement agent fees and estimated offering expenses. The Company may also receive up to an additional $14.4 million upon exercise of the warrants. The investors have no obligation to exercise the warrants, which are exercisable in whole or in part in their sole discretion. A select group of qualified institutional buyers, institutional accredited investors, accredited investors and certain members of management and board of directors participated in the private placement.

At the closing, Zosano Pharma will sell approximately 4.8 million shares of common stock and warrants to purchase approximately 9.6 million shares of common stock for aggregate gross proceeds of approximately $7.5 million. The consolidated closing bid price for the common stock on the Nasdaq Capital Market on the day of pricing, August 15, 2016 was $1.32.

The Company will issue two types of warrants to purchase its common stock in connection with the private placement, Series A warrants and Series B warrants. The Series A warrants will have an exercise price of $1.45 per share of common stock underlying the Series A warrant and will expire twelve (12) months and one (1) week from the date of issuance. The Series B warrants will have an exercise price of $1.55 per share of common stock underlying the Series B warrant and will expire five (5) years from the date of issuance. The transaction is expected to close on or about August 19, 2016, subject to customary closing conditions. Zosano Pharma expects to use the proceeds from the private placement to advance the company’s M207 program towards FDA registration and for general corporate purposes.

Guggenheim Securities, LLC served as sole lead placement agent and Roth Capital Partners, LLC served as co-placement agent for the transaction.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Zosano Pharma has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement, as well as the shares of common stock issuable upon exercise of the warrants issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Zosano Pharma

Zosano Pharma Corporation is a CNS company focusing on providing rapid symptom relief to patients using known therapeutics and altering their delivery profile using the Company’s proprietary intracutaneous delivery system. The Company’s goal is to make intracutaneous drug delivery a standard of care for delivering drugs requiring fast onset of action. Zosano Pharma has developed its proprietary intracutaneous delivery system to administer proprietary formulations of existing drugs through the skin for the treatment of a variety of indications. The Company believes that its intracutaneous delivery system offers rapid and consistent drug delivery combined with ease of use. The Company is focused on developing products that deliver established molecules with known safety and efficacy profiles for markets where patients remain underserved by existing therapies. Zosano Pharma anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization.

Forward-Looking Statements

This press release contains forward-looking statements including, among others, statements about the expected closing of, and anticipated use of proceeds from, the private placement and the potential proceeds that could be received if the warrants are exercised. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to Zasano Pharma’s inability, or the inability of the investors, to satisfy the conditions to closing for the financing; the fact the some or all of the warrants could expire unexercised; the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics and risks inherent in the effort to build a business around such products; Zosano Pharma’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and other risks and uncertainties described under the heading “Risk Factors” in our 2015 Annual Report on Form 10-K, as filed with the Securities Exchange Commission on March 29, 2016. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date of this press release, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano Pharma and Zosano Pharma assumes no obligation to update any such forward-looking statements.

Zosano Pharma Contact:

Konstantinos Alataris, Ph.D.

Chief Executive Officer

510-745-1200

Investor Contact:

Jamien Jones

Blueprint Life Science Group

415-375-3340 x 5

jjones@bplifescience.com

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